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                                                                    EXHIBIT 23.1

                         Consent of Independent Auditors

We consent to the references to our firm under the caption "Experts" and in the headnotes to "Summary Historical Financial Data" and "Selected Historical Financial Data" in Amendment No. 3 to the Registration Statement (Form S-4, No. 333-85338) and related Prospectus of First American Strategic Real Estate Portfolio, Inc. (the Company) for the registration of shares of its common stock and to the use of our report dated February 14, 2003, with respect to the balance sheet of the Company dated December 31, 2002 included therein, and to the incorporation by reference therein of our reports dated January 3, 2003, January 4, 2002, and January 8, 2001, with respect to the financial statements of American Strategic Income Portfolio Inc. and American Select Portfolio Inc., respectively, included in their respective Annual Reports (Forms N-30D) for the years ended November 30, 2002, 2001, and 2000, and our reports dated July 2, 2002, June 29, 2001 and July 12, 2000, with respect to the financial statements of American Strategic Income Portfolio Inc. II and American Strategic Income Portfolio Inc. III, respectively, included in their respective Annual Reports (Forms N-30D) for the years ended May 31, 2002, 2001, and 2000, filed with the Securities and Exchange Commission.

                                                         /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 17, 2003